EXHIBIT 99.2

Exide Technologies Reports Fiscal 2012 Fourth Quarter Results

MILTON, Ga., June 7, 2012 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2012 fourth quarter and full year financial results for the periods ended March 31, 2012.

Highlights of Fiscal 2012 Fourth Quarter:

  Net sales of $782.6 million versus $774.5 million in the prior year fourth quarter;
  Operating income was $15.9 million versus $9.3 million in the fourth quarter of fiscal 2011;
  Net loss was $2.7 million or ($0.03) per share as compared to the prior year period net loss of $13.7 million or ($0.18) per share; and
  Free cash flow generation was approximately $55.7 million compared to a use of cash of ($14.7 million) in the prior year period.

Jim Bolch, President and Chief Executive Officer, stated, "Our fourth quarter results improved over the comparative prior year period, principally due to lower restructuring and impairment charges. We are making steady progress with substantial opportunities for further improvement in the areas of product cost, recovery through pricing and optimization of plant capacity."

Consolidated Results

Fiscal 2012 fourth quarter consolidated net sales were $782.6 million as compared to net sales of $774.5 million in the fiscal 2011 fourth quarter. Both Transportation segments experienced higher unit volume in original equipment ("OE") sales and Transportation Europe and Rest of World ("ROW") increased its aftermarket unit sales as compared to the prior year period. Additionally, the Company achieved increased sales in both Industrial Energy segments primarily in the motive power channel. Net sales in the fiscal 2012 period were negatively impacted by lead related price decreases of ($12.3 million) and foreign currency translation of ($19.7 million).

Gross profit of $123.1 million was $12.3 million lower than the prior year quarter. This decline was due principally to rising spent battery input costs, particularly in North America, lower production levels in the late third and early fourth quarters to address inventory levels and a continued higher percentage of OE sales in both the transportation and motive power channels.

Selling and administrative expenses for the fiscal 2012 fourth quarter were $100.0 million or 12.8% of net sales versus the comparable prior year period of $101.3 million or 13.1% of net sales.

Restructuring and impairment charges in the current year quarter of $7.2 million included an approximate $3.0 million charge relating to the closure of our New Zealand recycling operation. The remaining $4.2 million charge resulted from continued headcount reductions, principally in sales, marketing and administrative functions as well as targeted reductions in our Industrial Europe aftermarket sales service organization. The current year charge compares with an aggregate restructuring and impairment charge of $24.8 million in the prior year quarter.

Fiscal 2012 fourth quarter operating income was $15.9 million compared to $9.3 million in the prior year fourth quarter. Operating income increased primarily due to lower restructuring and impairment charges as compared to the prior year fiscal fourth quarter.

The Company incurred a net loss in the current year fourth quarter of $2.7 million or ($0.03) per share as compared to the prior period net loss of $13.5 million or ($0.18) per share. The tax provision in the current period included an increase in valuation allowances of $4.2 million principally in Portugal.

Fiscal 2012 Full Year Consolidated Results

Net sales for fiscal 2012 were $3.1 billion as compared with $2.9 billion for the prior fiscal year, an increase of approximately 7%. Net sales benefited from higher unit sales in many of the Company's markets, from lead related price increases of $115.5 million and from favorable foreign currency translation of approximately $59.2 million.

The Company reported net income for fiscal 2012 of $56.7 million or $0.69 per diluted share as compared to net income of $26.4 million or $0.33 per diluted share in the prior fiscal year. During fiscal 2012, the Company recorded the reversal of the valuation allowance in France and established valuation allowances in Portugal and India in the amount of $4.2 million. These valuation allowances aggregated to a net tax benefit of $69.4 million. This benefit was reduced by a $13.4 million tax charge in Spain to settle audit matters related to tax years 2003 – 2010.

As of March 31, 2012, the Company had cash and cash equivalents of $155.4 million and $152.8 million of availability under its bank revolving credit facility. This compares to cash and cash equivalents of $161.4 million and $144.0 million of availability under the bank revolving credit facility at March 31, 2011. The Company reported free cash flow usage of $17.4 million for fiscal 2012 as compared to a generation of free cash flow of $8.2 million for the comparable prior fiscal year. The impact of working capital initiatives in the current year quarter resulted in positive free cash flow of $55.6 million as compared with a $14.7 million use of cash in the fiscal 2011 comparative period.

Segment Information for the Three and Twelve Months Ended March 31, 2012

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2012 fourth quarter was $501.8 million as compared to $501.1 million in the same period of fiscal 2011. Lead related price reductions and unfavorable foreign currency translation negatively impacted net sales by an aggregate $17.3 million. These reductions were offset by organic growth, principally in the OE channel.

Transportation Americas produced approximately 91 thousand tons of lead in our North American recycling operations, up about 11% from 82 thousand tons in the prior year quarter. We sold 17% of this in the open market and 16% under tolling arrangements. This compares to 15% and 20% in the open market and under tolling arrangements, respectively, in the prior year comparable period.

Operating income, excluding restructuring and impairment charges, was $27.8 million in the fiscal 2012 fourth quarter as compared to $29.7 million in the prior year fourth quarter. The decline in operating income versus the prior year fourth quarter is primarily the result of increased mix of lower margin OE sales, lower fixed cost coverage from reduced production to pare inventory and higher commodity costs, principally spent batteries in North America.

Net sales for fiscal 2012 were $1.92 billion as compared to $1.86 billion for fiscal 2011 primarily due to higher unit volumes to OE customers, price increases due to higher average lead prices, and favorable currency translation. Operating income, excluding restructuring and impairment charges, was $65.4 million for fiscal 2012 compared to $128.2 million in the prior year. The decline is the result of higher OE mix, lower aftermarket unit sales, an unseasonably warm winter, lower fixed cost coverage and higher commodity costs, particularly the cost of spent batteries, which reached an all-time high in the Americas.

Industrial Energy Segments

Fiscal 2012 fourth quarter total net sales for the Company's combined Industrial Energy segments increased to $280.7 million as compared to $273.4 million in the comparable fiscal 2011 period. Net sales were unfavorably impacted by foreign currency translation of ($6.4 million). Price decreases resulting from lead escalator agreements negatively impacted net sales by ($8.4 million) in the fiscal 2012 fourth quarter as compared to the net sales reported in the same period of fiscal 2011. Current period operating income, excluding restructuring and impairment charges, was $4.2 million compared to $11.8 million in the prior year period. The decline is due to higher mix of lower margin Motive Power OE sales and lower fixed cost coverage in the Industrial Energy Europe & ROW segment.

Net sales for fiscal 2012 were $1.2 billion as compared to $1.0 billion for fiscal 2011. The increase was due to improved volumes, price increases due to higher average lead prices, and favorable foreign currency translation. Operating income, excluding restructuring and impairment charges, was $56.1 million for current fiscal year compared to $48.4 million in the prior year. The increase in operating income is primarily due to higher motive power and network power sales in the Americas segment.

Bolch said, "Fiscal 2012 was a challenging year that included many headwinds. While some of these were external factors, we clearly had controllable operational issues which also negatively impacted performance. We are committed and confident in our ability to execute on multiple initiatives designed to improve gross margin and operating income as we move into and through fiscal 2013."

Non-GAAP Financial Measure

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with U.S. Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, but not in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measure should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, June 8, 2012 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 79511216

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET June 8, 2012 to 11:59 p.m. ET June 22, 2012
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 79511216

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) general economic conditions, (xiii) the Company's ability to successfully pass along increased material costs to its customers, and (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) those risk factors described in the Company's fiscal 2012 Form 10-K filed on June 7, 2012.

The Company cautions each reader to carefully consider those factors set forth above. Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.  We undertake no obligation to update any forward-looking statements in this news release.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
NET SALES	$ 782,551	$ 774,546
COST OF SALES	659,498	639,192
Gross profit	123,053	135,354

EXPENSES:
Selling and administrative expenses	100,016	101,254
Restructuring and impairments, net	7,157	24,762
Operating income	15,880	9,338

Other expense (income), net	(2,954)	4,332
Interest expense, net	18,875	16,968
Loss on early extinguishment of debt	--	10,827
Loss before income taxes	(41)	(22,789)
Income tax provision (benefit)	2,482	(9,296)
Net loss	(2,523)	(13,493)
Net income attributable to noncontrolling interests	173	187
Net loss attributable to Exide Technologies	$ (2,696)	$ (13,680)

LOSS PER SHARE
Basic	$ (0.03)	$ (0.18)
Diluted	$ (0.03)	$ (0.18)

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	For the Fiscal Year Ended
	March 31, 2012	March 31, 2011	March 31, 2010

Net sales	$ 3,084,650	$ 2,887,516	$ 2,685,808
Cost of sales	2,599,822	2,346,189	2,175,137
Gross profit	484,828	541,327	510,671

Selling and administrative expenses	395,075	403,268	413,336
Restructuring and impairments, net	10,878	42,286	80,596
Operating income	78,875	95,773	16,739

Other expense (income), net	6,320	2,220	(9,894)
Interest expense, net	71,804	62,410	59,933
Loss on early extinguishment of debt	--	10,827	--
Income (loss) before income taxes	751	20,316	(33,300)
Income tax (benefit) provision	(55,203)	(6,496)	(21,963)
Net income (loss)	55,954	26,812	(11,337)
Net (loss) income attributable to noncontrolling interests	(785)	369	477
Net income (loss) attributable to Exide Technologies	$ 56,739	$ 26,443	$ (11,814)

Earnings (loss) per share
Basic	$ 0.73	$ 0.34	$ (0.16)
Diluted	$ 0.69	$ 0.33	$ (0.16)

Weighted average shares
Basic	77,667	76,678	75,960
Diluted	82,081	81,309	75,960

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data)

	March 31, 2012	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 155,368	$ 161,363
Accounts receivable, net	500,375	508,937
Inventories	479,467	519,909
Prepaid expenses and other current assets	21,840	22,476
Deferred income taxes	30,804	31,115
Total current assets	1,187,854	1,243,800
Property, plant and equipment, net	622,975	611,635
Other assets:
Goodwill and intangibles, net	164,039	178,418
Deferred income taxes	174,601	81,036
Other noncurrent assets	45,517	68,775
	384,157	328,229
Total assets	$ 2,194,986	$ 2,183,664
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 20,014	$ 9,088
Current maturities of long-term debt	3,787	2,132
Accounts payable	390,549	417,156
Accrued expenses	276,809	273,387
Total current liabilities	691,159	701,763
Long-term debt	752,930	746,938
Noncurrent retirement obligations	236,312	214,236
Deferred income taxes	17,158	15,898
Other noncurrent liabilities	95,075	98,940
Total liabilities	1,792,634	1,777,775

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	--	--
Common stock, $0.01 par value, 200,000 shares authorized, 78,351 and 77,498 shares issued and outstanding	783	775
Additional paid-in capital	1,133,417	1,127,124
Accumulated deficit	(715,913)	(772,652)
Accumulated other comprehensive income	(16,493)	49,540
Total stockholders' equity attributable to Exide Technologies	401,794	404,787
Noncontrolling interests	558	1,102
Total stockholders' equity	402,352	405,889
Total liabilities and stockholders' equity	$ 2,194,986	$ 2,183,664

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended
	March 31, 2012	March 31, 2011	March 31, 2010
Cash flows from operating activities:	(In thousands)
Net income (loss)	$ 55,954	$ 26,812	$ (11,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Depreciation and amortization	84,353	84,067	90,113
Unrealized gain on warrants	(68)	(268)	(807)
Loss on asset sales / impairments	3,773	9,055	10,002
Deferred income taxes	(77,913)	(11,383)	(28,363)
Provision for doubtful accounts	1,529	(759)	4,741
Non-cash stock compensation	5,152	6,567	10,747
Amortization of deferred financing costs	4,289	4,798	5,004
Loss on early extinguishment of debt	--	10,827	--
Currency remeasurement loss (gain)	10,036	(2,373)	(10,239)
Changes in assets and liabilities --
Receivables	(9,899)	(2,094)	21,090
Inventories	20,025	(83,369)	20,128
Other current assets	866	(4,360)	1,451
Payables	(9,099)	66,925	68,060
Accrued expenses	13,131	(4,383)	(34,888)
Other noncurrent liabilities	(25,236)	(21,302)	(23,661)
Other, net	14,875	1,230	(12,879)
Net cash provided by operating activities	91,768	79,990	109,162

Cash flows from investing activities:
Capital expenditures	(109,836)	(88,589)	(96,092)
Proceeds from asset sales	635	16,793	850
Net cash used in investing activities	(109,201)	(71,796)	(95,242)

Cash flows from financing activities:
Increase (decrease) in short-term borrowings	12,408	1,820	(236)
Decrease in borrowings under Senior Secured Credit Facility	--	(285,423)	(3,005)
Increase (decrease) in other debt	5,409	(291,695)	6,995
Issuance of Senior Secured Notes	--	675,000	--
Financing costs	--	(23,093)	--
Debt redemption premium	--	(3,865)	--
Acquisition of noncontrolling interests / other	(544)	(15,145)	(1,824)
Net cash provided by financing activities	17,273	57,599	1,930

Effect of exchange rate changes on cash and cash equivalents	(5,835)	6,012	4,203

Net (decrease) increase in cash and cash equivalents	(5,995)	71,805	20,053
Cash and cash equivalents, beginning of period	161,363	89,558	69,505
Cash and cash equivalents, end of period	$ 155,368	$ 161,363	$ 89,558

Supplemental disclosures of cash flow information:
Cash paid during the period for—
Interest	$ 69,194	$ 41,569	$ 47,129
Income taxes (net of refunds)	$ 23,907	$ 7,627	$ 9,954

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT

	For the Three Months Ended
	March 31, 2012	March 31, 2011
	(In thousands)
Net sales
Transportation Americas	$ 231,317	$ 247,736
Transportation Europe & ROW	270,490	253,363
Industrial Energy Americas	83,816	78,565
Industrial Energy Europe & ROW	196,928	194,882
	$ 782,551	$ 774,546

Operating income
Transportation Americas	$ 10,229	$ 10,170
Transportation Europe & ROW	17,627	19,500
Industrial Energy Americas	9,172	5,661
Industrial Energy Europe & ROW	(5,007)	6,101
Unallocated corporate expenses	(8,983)	(7,332)
	23,038	34,100
Less: Restructuring and Impairment Costs	7,157	24,762
Total Operating Income	$ 15,881	$ 9,338

	For the Twelve Months Ended
	March 31, 2012	March 31, 2011
	(In thousands)
Net sales
Transportation Americas	$ 907,837	$ 942,015
Transportation Europe & ROW	1,014,293	922,869
Industrial Energy Americas	339,328	295,364
Industrial Energy Europe & ROW	823,192	727,268
	$ 3,084,650	$ 2,887,516

Operating (loss) income
Transportation Americas	$ 9,514	$ 62,369
Transportation Europe & ROW	55,927	65,791
Industrial Energy Americas	41,657	25,220
Industrial Energy Europe & ROW	14,435	23,149
Unallocated corporate expenses	(31,780)	(38,470)
	89,753	138,059
Less: Restructuring and Impairment Costs	10,878	42,286
Total Operating Income	$ 78,875	$ 95,773

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Net cash provided by operating activities	$ 93.5	$ 15.3	$ 91.8	$ 80.0

Net cash used in investing activities	(37.8)	(30.0)	(109.2)	(71.8)

Free Cash Flow	$ 55.7	$ (14.7)	$ (17.4)	$ 8.2

CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Vice President, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com